ELECTRONIC MAIL

February 26, 2016

Patrick F. Williams

Dear Patrick,
This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that ZELTIQ Aesthetics, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.SEPARATION DATE; FINAL PAY; BONUS ELIGIBILITY. Your last date of employment with the Company will be April 18, 2016 (the “Separation Date”). Between the date you sign this Agreement and the Separation Date (the “Transition Period”), you will perform such duties as are specified for you and will assist in the transitioning of your duties to a new Chief Financial Officer once a new CFO begins employment. Your title will remain as Senior Vice President and Chief Financial Officer until a new CFO begins employment. The Company will continue to provide you with your full salary and benefits during the Transition Period and you also will remain eligible for a bonus per the terms of the Company’s 2015 Corporate Bonus Plan. If you are awarded such a bonus, it will be paid to you at the same time it is paid to the other Company executives. On the Separation Date, the Company will pay you all accrued salary and all accrued but unused PTO time, less applicable deductions and withholdings, up through your Separation Date. You are entitled to these salary and PTO payments even if you do not sign this Agreement.
2.    SEVERANCE BENEFITS. Pursuant to the terms of your Amended and Restated Employee Offer Letter dated February 25, 2014 (the “Offer Letter”), if you: (i) sign this Agreement and allow the releases contained herein to become effective; and (ii) on or within 21 days after the Separation Date, you sign the Separation Date Release attached hereto as Exhibit A and allow the releases contained therein to become effective; then the Company will provide you with the following severance benefits:
a.    Severance Payments. The Company will continue to pay you your current base salary for a period of nine (9) months after the Separation Date, less required deductions and withholdings. These severance payments will be made on the Company’s customary payroll schedule and will begin on the first regularly scheduled pay day following the expiration of the 7-day revocation period set forth in the Separation Date Release.

b.    2016 Corporate Bonus Eligibility. Provided that the Company determines to pay bonuses for 2016, you shall receive a pro-rata portion of your Target Bonus for 2016, less required deductions and withholdings, based upon the actual number of days that you are employed and provide services to the Company in 2016. If awarded, any such bonus will be payable to you at the same time that the Company pays bonuses to other Company employees for 2016 as determined by the Company, but in no event later than the end of 2017.
c.     COBRA Payments.
(i)    To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Separation Date.
(ii)    As an additional severance benefit, if you timely elect to continue health, dental and vision coverage through COBRA, the Company will pay the COBRA premiums necessary to continue your current health, dental and vision insurance coverage for you and all covered dependents for a period of nine (9) months after the Separation Date, or until you become eligible for coverage through a subsequent employer, whichever is earlier (the “COBRA Premiums”). You agree to notify the Company immediately in writing if you become eligible for such coverage through a subsequent employer.
(iii)    Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each month, a fully taxable cash payment equal to the amount of the monthly COBRA premium you would be required to pay to continue your group health coverage (including coverage for any covered dependents) for that month (such amount, the “Special Cash Payments”). In the event the Company opts for the Special Cash Payments, you could use, but would not be obligated to use, the Special Cash Payments toward the cost of COBRA premiums.
3.    CONSULTING AGREEMENT. You will serve as a consultant to the Company under the terms specified below. The consulting relationship commences on the Separation Date and continues through April 17, 2017 (the “Consulting Period”), unless terminated earlier as provided herein.
a.    Consulting Services. You agree to provide consulting services to the Company in any area of your expertise upon request by the Company. The Company anticipates that you will provide services in the following areas: general strategic investor relations, financial and/or accounting activities in support of the Company’s business. During the Consulting Period, you will report directly to Mark Foley, President and Chief Executive Officer. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such consulting services throughout the Consulting Period, up to a maximum of 4 hours per week. You shall abide by the Company’s applicable policies and procedures during the Consulting Period.
b.    Consulting Fees and Benefits.
(iv)    Consulting Fees. During the Consulting Period, you will receive as consulting fees $1,000.00 (one thousand dollars) per month, prorated for any partial month, (“Consulting Fees”); provided, however, that if you begin full-time employment (i.e., 40 hours per week) with another employer pursuant to Section 3(b)(vii) herein, you shall not receive any Consulting Fees for the period beginning on your first date of employment with another employer through the end of the Consulting Period. You shall seek advance written approval prior to incurring any expenses for which you will seek reimbursement in connection with your duties during the Consulting Period.
(v)    Taxes and Withholding. As a consultant, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will issue you a Form 1099 with respect to your Consulting Fees. You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacity, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to all compensation you receive under this Agreement, with the exception of the employer’s share of social security, if any.
(vi)    Equity Awards. Since your service as an employee and a consultant will be continuous, your termination of employment will not constitute a termination of service for purposes of the Company’s applicable stock or equity plan (the “Plan”). Therefore, your outstanding equity awards will continue to vest through expiration or termination of the Consulting Period, provided that you remain in compliance with the terms of this Agreement. Your equity awards will continue to be governed by the Plan and all applicable grant notices and agreements. You will have three months to exercise any vested options following the expiration or termination of the Consulting Period.
c.    Independent Contractor Relationship. Your relationship with the Company during the Consulting Period is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Except as specifically provided in this Agreement, you will not be entitled to any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits.
d.    Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.
e.    Proprietary Information and Inventions. You agree that your Employee Propriety Information and Inventions Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit B, shall govern any Company information to which you have access or which you develop, or inventions made by you, while performing services during the Consulting Period.
f.    Other Work Activities. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, and obtain the Company’s written consent, before you obtain competitive employment, perform competitive work for any business entity, or engage in any other work activity that is competitive with the Company. For purposes of this Agreement, the term “competitive” shall mean any entity involved in the commercialization of any competing, non-invasive or minimally invasive aesthetic technology.
g.    Termination of the Consulting Period. The Consulting Period shall end on April 17, 2017, unless terminated earlier as provided herein.
(i)    Your Notice. You may terminate the Consulting Period at any time upon two (2) weeks’ written advance notice. If the Consulting Period is terminated by you for any reason, you will be entitled to all Consulting Fees (or pro rata portion thereof) and equity vesting earned through the last date that you provide consulting services, but you shall not receive any Consulting Fees or continued equity vesting through the scheduled end of the Consulting Period (April 17, 2017).
(ii)    Notice by the Company For Breach. The Company may end the Consulting Period immediately if you breach any of your obligations hereunder or breach any of your obligations under your Confidentiality Agreement. In such an event, you will be entitled to all Consulting Fees (or pro rata portion thereof) and equity vesting earned through the last date that you provide consulting services, but you shall not receive any Consulting Fees or continued equity vesting through the scheduled end of the Consulting Period (April 17, 2017).
4.    OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right you have pursuant to any Company benefit plan. You acknowledge and agree that the benefits set forth in this Agreement are in full satisfaction of any severance benefits to which you may be entitled under your Offer Letter or any other agreements with the Company.
5.    EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
6.    CONFIDENTIAL INFORMATION OBLIGATIONS. You acknowledge and agree to abide by your continuing obligations under your Confidentiality Agreement. You agree to sign and return to the Company the Termination Certificate attached to the Confidentiality Agreement.
7.    RETURN OF COMPANY PROPERTY. You agree to return to the Company, within five (5) business days after the Separation Date, all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, research and development information, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, cellular telephones, credit cards, entry cards, identification badges and keys); and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within this timing. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device, (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) business days after the Separation Date, you will provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. You agree to provide the Company access to your Personal Systems, if requested, for the purpose of verifying that the required copying and/or deletion is completed. Your timely compliance with the provisions of this Section 8 is a condition of your severance benefits hereunder and your retention as a consultant hereunder. Notwithstanding the foregoing, you may retain any Company property, documents or information necessary for you to provide your Consulting Services hereunder.
8.    NONDISPARAGEMENT. You agree not to disparage the Company and its current and former officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process or as part of a government investigation.
9.    NONSOLICITATION. You agree that during your employment, the Consulting Period and for a period of twelve (12) months following the expiration or termination of the Consulting Period, you shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for yourself or for any other person or entity.
10.    NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
11.    RELEASE OF CLAIMS.
a.    General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled (including, without limitation, the Severance Benefits and the Consulting Period), you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
b.    Scope of Release. The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”) (as amended), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (as amended), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).
c.    Excluded Claims. Notwithstanding the foregoing, you are not hereby releasing the Company from any of the following claims (collectively, the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which cannot be waived as a matter of law; or (c) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any analogous state or federal government agency, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.
12.    ADEA WAIVER. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”).
13.    SECTION 1542 WAIVER. In granting the release herein, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.
14.    NO VOLUNTARY ADVERSE ACTION; COOPERATION. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided, however, that you must respond accurately and truthfully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties (e.g., demands to produce documents or testimony pursuant to subpoena), or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews with the Company or its counsel, and in deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you may incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.
15.    REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked (excluding your final pay), you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, CFRA, or any applicable law or Company policy, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.
16.    ARBITRATION. To ensure the rapid and economical resolution of disputes that may arise under this Agreement, you and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Francisco, California by JAMS, Inc. (“JAMS”) or its successors. Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at www.jamsadr.com/rules-employment-arbitration/, and which will be provided to you upon request. In any such proceeding, the Arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. You and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law; provided, however, that in no event shall the Arbitrator be empowered to hear or determine any class or collective claim of any type. This paragraph shall not apply to an action or claim brought pursuant to the California Private Attorneys General Act of 2004. Nothing in this Agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration.
17.    MISCELLANEOUS. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, agreements, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.
If this Agreement is acceptable to you, please sign below and return the original to me.
We wish you the best in your future endeavors.

Sincerely,
ZELTIQ AESTHETICS, INC.

By: /s/ Mark Foley

Mark Foley
President and Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Patrick F. Williams                2/25/2016
Patrick F. Williams            Date
EXHIBIT A
SEPARATION DATE RELEASE
(TO BE SIGNED ON OR WITHIN 21 DAYS AFTER THE SEPARATION DATE)
In exchange for the consideration under this Agreement to which I am not otherwise be entitled (including, without limitation, the Consulting Period), I hereby generally and completely release the Company and its current or former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date I sign this Separation Date Release.
This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”) (as amended), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (as amended), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).
Notwithstanding the foregoing, I am not hereby releasing the Company from any of the following claims (collectively, the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which cannot be waived as a matter of law; or (c) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against the Released Parties.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Agreement; (b) I should consult with an attorney prior to signing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Agreement to revoke (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Agreement (the “Effective Date”).
In granting the release herein, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.
I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Patrick F. Williams 2/25/2016

Patrick F. Williams                        Date
EXHIBIT B

CONFIDENTIALITY AGREEMENT